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                                                                     EXHIBIT 2.3

                              THE DOCUMENT COMPANY
                                     XEROX

December 2, 1998

Visioneer, Inc.
34800 Campus Dr.
Fremont, CA 94555

     Re: Agreement and Plan of Merger between ScanSoft, Inc. and Visioneer, Inc.

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof between ScanSoft, Inc., a Delaware corporation ("ScanSoft"), and Visioneer, Inc., a Delaware corporation ("Visioneer"). Capitalized terms used in this letter agreement (this "Agreement") and not defined in this Agreement shall have the meaning assigned to them in the Merger Agreement. Pursuant to this Agreement, Xerox Corporation, a New York corporation ("Xerox"), and Visioneer, agreeing to be bound, agree as follows:

1. Xerox agrees to deposit or to cause ScanSoft to deposit with the Exchange Agent on or prior to the Election Date an amount in cash equal to the product of the Cash Merger Consideration multiplied by the Cash Election Number.

2. This Agreement is being executed and delivered by each of Xerox and Visioneer concurrently with the execution and delivery of the Merger Agreement.

3. Xerox represents and warrants to Visioneer, and Visioneer represents and warrants to Xerox, that this Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.





Xerox Corporation
800 Long Ridge Road
Stanford, Connecticut 06904
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Visioneer, Inc.
December 2, 1998
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If you are in agreement with the foregoing, please execute this Agreement in the space provided below, whereupon this Agreement shall become binding on you and us.

                              Very truly yours,

                              XEROX CORPORATION


                              By: /s/ EUNICE M. FILTER
                                 -----------------------------------
                              E.M. Filter
                              Vice President, Treasurer and Secretary

Agreed and accepted as of the date
first above written:

VISIONEER, INC.

By: /s/ LARRY SMART
   ------------------------------
Larry Smart
President and Chief Executive Officer